                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ST. JUDE MEDICAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

March 27, 1996

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of St. Jude Medical, Inc. at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Thursday, May 9, 1996 at 9:30 a.m.

    This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information concerning the Company which you should be aware of when you vote your shares.

    The principal business of the Annual Meeting will be the election of directors, approval to increase the authorized shares of the Company's common stock and ratification of the appointment of the independent auditors. As in prior years, we plan to review the status of the Company's business at the meeting.

    At last year's Annual Meeting over 74% of the outstanding shares were represented. It is important that your shares be represented whether or not you are personally able to attend the meeting. Regardless of the number of shares you own, your vote is important. In order to ensure that you will be represented, we ask you to please sign, date and return the enclosed proxy card promptly. This will not limit your right to vote in person or to attend the Annual Meeting.

    As is our usual practice, we have provided space on the proxy card for comments from our registered shareholders. I urge you to use it to let us know your feelings about the Company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.

Sincerely yours,

Ronald A. Matricaria
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                             ST. JUDE MEDICAL, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

    Notice is hereby given that the Annual Meeting of Shareholders of St. Jude Medical, Inc. will be held at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on May 9, 1996 at 9:30 a.m. for the following purposes:

    1. To elect three directors.

    2. To approve an amendment to St. Jude Medical, Inc.'s Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 250,000,000.

    3. To ratify the re-appointment of independent auditors for the Company for the current fiscal year.

    4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on March 15, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors
                                          Kevin T. O'Malley
                                          ASSISTANT SECRETARY

St. Paul, Minnesota
March 27, 1996

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                             ST. JUDE MEDICAL, INC.

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement is furnished to the shareholders of St. Jude Medical, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 9, 1996, or any adjournment(s) thereof. The Company's principal offices are located at One Lillehei Plaza, St. Paul, Minnesota 55117. The mailing of this Proxy Statement to shareholders of the Company commenced on or about March 27, 1996.

    Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Assistant Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on each proposal.

    Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. A shareholder who submits votes by proxy (including, in the case of shares held in street name, votes directed by brokers at their discretion on certain non-controversial matters as allowed under New York Stock Exchange rules) but does not vote on a specific item of business is not considered to be present and entitled to vote with respect to such item of business. On the other hand, a shareholder who specifically abstains with respect to an item of business but otherwise gives a proxy authority to vote on the shareholder's behalf will be counted as being present and entitled to vote on such item even though the proxy may not vote on such item on the shareholder's behalf.

    The total number of shares of stock outstanding and entitled to vote at the Annual Meeting as of March 15, 1996 consisted of 70,299,660 shares of $.10 par value common stock. Each share of common stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on March 15, 1996 will be entitled to vote at the meeting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table presents information provided to the Company as to the beneficial ownership of the Company's common stock as of March 15, 1996 by (i) persons holding 5% or more of such stock, (ii) named executive officers and
(iii) all directors and executive officers as a group:

                                                                         SHARES
                                                                      BENEFICIALLY         PERCENT OF
BENEFICIAL OWNERS                                                         OWNED        OUTSTANDING SHARES
-------------------------------------------------------------------  ---------------  ---------------------
Named Executive Officers:
  Ronald A. Matricaria.............................................     1,055,774(1)             1.5%
  Eric W. Sivertson (5)............................................        68,914                 .1%
  John P. Berdusco.................................................        52,004(1)              .1%
  Terry L. Shepherd................................................        16,275(1)            *
  Stephen L. Wilson................................................        76,728(1)              .1%
Directors and Executive Officers as a Group (16)...................     2,157,034(2)             3.0%
FMR Corp. .........................................................     8,133,604(3)            11.6%
82 Devonshire Street
Boston, Massachusetts
Provident Investment Counsel, Inc. ................................     3,934,922(4)             5.6%
300 North Lake Avenue
Pasadena, California

------------------------
*Less than .1%

(1) Includes   1,031,623,  48,900,  13,275  and   70,912  shares  which  Messrs.
    Matricaria, Berdusco, Shepherd and Wilson, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(2) Includes 1,576,159 shares which such individuals may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(3) As of December 31, 1995, FMR Corp. reported it beneficially owned 8,133,604 shares of the Company's common stock of which it held sole power to vote or direct the vote of 587,147 shares.

(4) As  of  December  31,  1995,   Provident  Investment  Counsel  reported   it
    beneficially owned 3,934,922 shares of the Company's common stock of which it held sole power to vote or direct the vote of 3,028,461 shares.

(5) Mr. Sivertson resigned from the Company effective January 19, 1996.

                           1.  ELECTION OF DIRECTORS

    Three directors will be elected to three-year terms at the Annual Meeting. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote.

    The Board of Directors has nominated for election the persons named below. It is intended that proxies will be voted for such nominees. The Company believes that each nominee named below will be able to serve; but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

    The names and ages of the nominees and other directors, their principal occupations, and amount of common stock of the Company owned by each such person are set forth below, based upon information furnished to the Company by such persons. Ownership of common stock of the Company is given as of March 15, 1996.

                                                                                               COMMON
                                                                                                STOCK         PERCENT OF
                                                                               DIRECTOR     BENEFICIALLY      OUTSTANDING
NAME AND AGE                                 PRINCIPAL OCCUPATION                SINCE          OWNED           SHARES
--------------------------------  ------------------------------------------  -----------  ---------------  ---------------

DIRECTORS NOMINATED FOR A TERM OF OFFICE ENDING IN 1999:

Thomas H. Garrett III (51)        Attorney
                                  Lindquist & Vennum P.L.L.P.
                                  Minneapolis, MN                                   1979         70,479(1)           .1%

Roger G. Stoll (53)               CEO and President
                                  Ohmeda, Inc.
                                  Liberty Corner, NJ
                                  (Medical Products)                                1991         16,350(1)         *

Paul J. Chiapparone (56)          Senior Vice President
                                  Electronic Data Systems Corporation
                                  Plano, Texas
                                  (Information Management Services)                 1996              0            *

OTHER DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER
THE ANNUAL MEETING AND WHOSE TERMS EXPIRE IN 1997:

Charles V. Owens, Jr. (68)        Chairman of the Board
                                  Genesis Labs, Inc.
                                  Minneapolis, MN
                                  (Medical Products)                                1983         13,125(1)         *

Ronald A. Matricaria (53)         Chairman, President and CEO of the Company        1993      1,055,774(1)          1.5%

Walter L. Sembrowich (53)         President
                                  Aviex, Inc.
                                  Minneapolis, MN
                                  (Management Consulting Services)                  1994         12,000(1)         *

OTHER DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER
THE ANNUAL MEETING AND WHOSE TERMS EXPIRE IN 1998:

William R. Miller (67)            Former Vice Chairman
                                  Bristol-Myers Squibb
                                  New York, NY
                                  (Pharmaceuticals)                                 1991         19,500(1)            *

Kenneth G. Langone (60)           Managing Director
                                  Invemed Associates, Inc.
                                  New York, NY
                                  (Investment Banking)                              1994         57,000(1)           .1%

Gail R. Wilensky (52)             Senior Fellow
                                  Project Hope, Washington, D.C.                    1995          4,800(1)            *

------------------------
*Less than .1%

(1) Includes 36,000, 13,500,  9,000, 1,031,623, 9,000,  4,500, 4,500, and  4,500
    shares which Messrs. Garrett, Stoll, Owens, Matricaria, Sembrowich, Miller, Langone and Ms. Wilensky, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

OTHER INFORMATION REGARDING THE BOARD

    BUSINESS EXPERIENCE. Mr. Garrett has been a member of the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota and served as its managing partner from 1993 through 1995. Lindquist & Vennum P.L.L.P. has represented the Company since its inception. Mr. Garrett is also a director of Check Technology Corporation, a manufacturer of financial document printing systems.

    Dr. Stoll is the Chief Executive Officer and President of Ohmeda, Inc., a medical device and pharmaceutical manufacturer, and is a director of the BOC Group, plc., of which Ohmeda is a subsidiary. He was previously employed by Miles Inc., a wholly owned subsidiary of Bayer, AG, a German pharmaceutical company, and served as Executive Vice President and General Manager of its Diagnostics Business Group from 1987 to 1991 and Chief Administrative Officer from 1986 to 1987. Dr. Stoll was also Chairman of the Board of Molecular Diagnostics, Inc., and was a director of Bayer Diagnostics in Munich, Germany and Miles-Sankyo in Tokyo, Japan. From 1976 to 1986, Dr. Stoll was employed by American Hospital Supply Corporation, serving most recently as President of the Critical Care Division. Dr. Stoll currently serves on the boards of the Health Industry Manufacturing Association and St. Barnabas Medical Center in Livingston, New Jersey.

    Mr. Chiapparone is a Senior Vice President and a member of the Board of Directors of Electronic Data Systems Corporation (EDS). He has been employed by EDS since 1966 having a variety of operational responsibilities. He currently serves on the boards of a number of charitable and educational organizations.

    Mr. Owens was employed by Miles Laboratories, Inc., a pharmaceutical company, from 1951 to 1982, serving as Executive Vice President from 1977 to 1982. From 1983 to 1985 he served as Chairman and Chief Executive Officer of Kyoto Diagnostics, Inc., a marketing organization for medical diagnostic and device companies. From 1985 to 1988, Mr. Owens served as the Chief Executive Officer of Genesis Labs, Inc., a manufacturer of medical diagnostic products, and since 1988 has been Chairman of the Board. He also serves as an industry consultant to various medical diagnostic and device companies. Mr. Owens has served as Chairman of the Diagnostics and Devices Section of the Pharmaceutical Manufacturers Association and as a director of the Health Industry Manufacturers Association. He is also a director of Chronimed Inc., a company which markets pharmaceuticals and educational materials directly to patients.

    Mr. Matricaria was appointed President and Chief Executive Officer and a director of the Company in April 1993. In January 1995, Mr. Matricaria was also appointed as the Company's Chairman of the Board. Prior to joining St. Jude Medical, Mr. Matricaria was employed by Eli Lilly and Company since 1970 where he most recently was Executive Vice President of the Pharmaceutical Division and President of its North American Operations. Previously he served as President of Eli Lilly International, President -- Medical Devices and Diagnostics Division, and President and Chief Executive Officer -- Cardiac Pacemakers, Inc., a wholly owned subsidiary of Eli Lilly. Mr. Matricaria previously served as a director of the Massachusetts College of Pharmacy and Allied Health Science, the American Foundation for Pharmaceutical Education, the American Diabetes Association and the National Foundation for Infectious Diseases. Currently Mr. Matricaria serves as a director on the boards of Centacor, Inc., Diametrics Medical, Inc., and InControl, Inc., all medical products manufacturers, and the Health Industry Manufacturers Association.

    Dr. Sembrowich is the President of Aviex, Inc. which provides management consulting services. He was a founder of Diametrics Medical, Inc., a designer, manufacturer and distributor of a point-of-care blood chemistry analysis system, and was a Co-Chairman of the Board of Directors from January 1993 to February 1995, and a director since 1990. From 1990 through January 1993, he was

President and Chief Executive Officer of the company. Currently Dr. Sembrowich serves as director of Inomet, Inc. and Cortrak, Inc., both start-up medical technology firms. He is also a business advisor and limited partner of Medical Innovation Partners, a venture capital firm. From 1988 to 1990, Dr. Sembrowich was a management consultant to PPG Industries, Inc., a health care and industrial supply company. Dr. Sembrowich was a founder of Arden Medical Systems, Inc., a developer and manufacturer of clinical chemistry analysis systems, and served as its Vice President of Scientific Affairs from 1983 to 1986. Dr. Sembrowich has served as Chairman and Review Board member for the Small Business Innovative Research program of the National Institute of Health, and has served as a Director for Minnesota Project Innovation.

    Mr. Miller retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb Company, a pharmaceutical company, in 1991 after six years in that position. Mr. Miller is a director of ISIS Pharmaceuticals, a biotechnology company, and Westvaco Corporation, a paper, packaging and chemicals corporation. He is chairman of Vion Pharmaceuticals, Inc. (formerly OncoRx), a biotechnology company. He also serves on the Board of Trustees of the Cold Spring Harbor Laboratory and is a past Chairman of the Board of the Pharmaceutical Manufacturers Association.

    Mr. Langone is the founder, Chairman of the Board, President, Chief Executive Officer and Managing Director of Invemed Associates, Inc., a New York Stock Exchange member firm engaged in investment banking and brokerage. He is a co-founder of The Home Depot, Inc., the world's largest do-it-yourself home improvement retailer and has been a director and member of the Executive Committee of its board since it was founded in 1978. Mr. Langone serves on the boards of Baby Superstore, Inc., a retail company, USSB, a subscription television programming company, GMIS, Inc., a computer software and services company, and Unifi, Inc., a textile company. He also serves on the boards of a number of charitable and educational organizations.

    Dr. Wilensky currently serves as the John M. Olin Senior Fellow at Project HOPE, an international health foundation. From 1992 to 1993 she served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992 she was the Administrator of the United States Health Care Financing Administration directing the Medicaid and Medicare programs. She currently serves as Trustee for the Combined Benefits Fund of the United Mineworkers of America, Governor on the Board of the Research Triangle Institute and as a director on the boards of Syncor International, United HealthCare Corporation, Suburban Hospital, Capstone Pharmacy Services, Inc. and Coram Health, all health care service companies; and Advanced Tissue Sciences, Inc., a tissue engineering company.

    MEETINGS.   During  1995, the  Board  of  Directors met  seven  times.  Each director attended more than 75% of the meetings of the Board of Directors or any Committee on which such director served.

    BOARD COMMITTEES. The Audit Committee, consisting of Messrs. Garrett, Owens and Lehmkuhl, met three times in 1995. Among other duties, the Audit Committee reviews the scope and results of independent and internal audits, the Company's financial results and comments by the auditors regarding internal controls and accounting procedures and management's responses to those comments.

    The Compensation Committee, consisting of Messrs. Langone and Miller, met three times in 1995. The Compensation Committee's duties include annual approval of the Company's compensation policies, including salary, bonus and long-term incentive programs, evaluation of the appropriate base salary level for executive officers for Board of Directors approval, consideration of matters with respect to profit sharing and other employee benefits provided by the Company and review of management succession planning.

    The Nominating Committee was formed in 1995. Its members include Drs. Sembrowich, Stoll and Wilensky. This committee which met once in 1995 evaluates qualifications required and candidates for positions on the Board and recommends Board committee composition.

    The Nominating Committee will consider nominees for Board membership submitted by shareholders. Nominations by shareholders must be made pursuant to timely notice in writing to the Corporate Secretary at One Lillehei Plaza, St. Paul, Minnesota 55117. Candidates for director should be persons with broad training and experience in their chosen fields who have earned distinction in their activities. Notice by the shareholder to be timely must be received between October 1 and November 30 of the year preceding the annual meeting. The notice shall set forth certain information concerning such shareholder and the nominees, including their names and addresses, their principal occupation or employment, the capital stock of the Company which they beneficially own, such other information as would be required in a proxy statement soliciting proxies for the election of the nominees and the consent of each nominee to serve as a director if so elected. The chairman of the Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

    CERTAIN TRANSACTIONS. Mr. Garrett, a director of the Company, is a partner in the law firm of Lindquist & Vennum P.L.L.P. which was paid for legal services rendered to the Company during the last fiscal year. It is anticipated that Lindquist & Vennum P.L.L.P. will continue to perform legal services for the Company during the current fiscal year.

    Lawrence A. Lehmkuhl, the Company's former President and Chief Executive Officer and Chairman of the Board, and the Company executed a Consulting Agreement (the "Agreement") in February 1995 whereby Mr. Lehmkuhl agreed to provide the Company with consulting services with respect to general corporate matters. The Agreement expired on December 31, 1995. Total payments under the Agreement were $18,333. The Company and Mr. Lehmkuhl pay annually the premium for a life insurance policy for Mr. Lehmkuhl. In 1995, the Company's payments totalled $74,390.

    In connection with the relocations of Messrs. Sivertson and Shepherd, and one other executive officer, Mr. Kevin T. O'Malley, the Company purchased through a third party relocation company, at appraised values, the former residences of these individuals. Home equity advances made during 1994 were $406,568, $159,394, and $160,485, for Messrs. Sivertson, Shepherd and O'Malley, respectively. These advances were repaid during 1995.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows, for the fiscal years ending December 31, 1995, 1994 and 1993, the cash compensation paid by the Company and certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer, and to each of the other four most highly compensated named executive officers of the Company whose total cash compensation exceeded $100,000 during fiscal year 1995 in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                ANNUAL           ------------------------
                                             COMPENSATION        RESTRICTED
         NAME AND                      ------------------------     STOCK                     ALL OTHER
    PRINCIPAL POSITION        YEAR       SALARY        BONUS     AWARDS (1)   OPTIONS (2)  COMPENSATION (3)
--------------------------  ---------  -----------  -----------  -----------  -----------  ----------------
Ronald A. Matricaria             1995  $   522,981  $   549,130  $        --      45,000      $   37,339
 Chairman, President and         1994      414,692      414,692      313,594     395,624          35,334
 CEO                             1993      284,615      358,250      307,500     600,000             807
Eric W. Sivertson (4)            1995      260,000      160,388      --           19,500          28,984
 President                       1994      216,500      105,544      104,531      31,875          25,005
 Pacesetter Division             1993      190,000       88,501      --           --              16,034
John P. Berdusco                 1995      192,479      100,445      --           18,000          28,612
 VP-Administration               1994      161,464       64,198       83,625      25,500          18,270
                                 1993       69,885      --           --           37,500          --
Terry L. Shepherd                1995      183,305       94,311      --           18,000          19,150
 President                       1994       36,575       18,288       70,750      22,500              64
 St. Jude Medical Division       1993      --           --           --           --              --
Stephen L. Wilson                1995      175,000       96,729      --           19,500          26,957
 VP-Finance and CFO              1994      166,787       68,866       83,625      25,500          24,662
                                 1993      152,900       58,738      --            6,000          14,480

------------------------
Note: Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated. In addition, "Other Annual Compensation" was not listed because it did not exceed the lesser of $50,000, or 10% of total salary and bonus for the named executive officers. Stock options and stock option exercise prices have been adjusted for the 50% stock dividend paid in November 1995.

(1) Upon employment by the Company in 1993, Mr. Matricaria was granted 15,000 shares of restricted stock. The restrictions fully lapsed on December 31, 1995. In 1994, restricted stock awards were made to Company officers. Accelerated vesting of these restricted shares based on achievement of targeted common stock price appreciation for 1994 and 1995 resulted in the restrictions fully lapsing on December 31, 1995. Upon employment by the Company in 1994, Mr. Shepherd was granted 3,000 shares of restricted stock. The restrictions lapse annually over a four year period. At December 31, 1995, 2,250 shares with a market value of $96,750 remained restricted. Cash dividends were paid on all restricted shares during 1994.

(2) No stock appreciation rights have been granted to the named executive officers. Figures in this column represent the number of shares purchasable upon exercise of stock options. In 1994, Mr. Matricaria was granted options for 300,000 shares in recognition of his contribution to the diversification of the Company. In 1993, Mr. Matricaria and Mr. Berdusco were granted options for 600,000 shares and 37,500 shares, respectively, upon employment by the Company.

(3) Includes Company retirement plan contributions and the value of Company provided life insurance. For 1995, the Company's contributions to the retirement plan, including contributions to a non-qualified retirement plan, were $26,440, $26,440, $26,440, $18,639, and $26,440 for Messrs. Matricaria,
    Sivertson, Berdusco, Shepherd and Wilson, respectively. The Company and Mr. Matricaria entered into a Supplemental Executive Retirement Agreement pursuant to which the Company established a $2.5 million funded trust for Mr. Matricaria in which he becomes fully vested on October 1, 1996. This trust was established to replace the value of the pension benefit

    Mr. Matricaria would have received had he remained with his previous employer through that date. In addition, the Company provides Mr. Matricaria with a $2.5 million face amount term life insurance policy. The 1995 premium for this policy was $8,891.

(4) Mr. Sivertson resigned from the Company effective January 19, 1996.

    The following table contains information concerning the grant of stock options under the Company's 1994 Stock Option Plan to the named executive officers during fiscal year 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                           -------------------------------------------------------------------------
                                                     % OF
                               NUMBER OF         TOTAL OPTIONS
                               SECURITIES         GRANTED TO                                          GRANT DATE
                               UNDERLYING          EMPLOYEES       EXERCISE         EXPIRATION          PRESENT
          NAME             OPTIONS GRANTED(1)       IN 1995       PRICE/SHARE          DATE            VALUE (3)
-------------------------  ------------------  -----------------  -----------  ---------------------  -----------
Ronald A. Matricaria             45,000(2)              7.3%       $   25.50        January 30, 2005  $   526,500
Eric W. Sivertson                19,500(2)              3.2%           25.50        January 30, 2005      228,150
John P. Berdusco                 18,000(2)              2.9%           25.50        January 30, 2005      210,600
Terry L. Shepherd                18,000(2)              2.9%           25.50        January 30, 2005      210,600
Stephen L. Wilson                19,500(2)              3.2%           25.50        January 30, 2005      228,150

------------------------
(1) No stock appreciation rights were granted to the named executive officers during the year ended December 31, 1995.

(2) Fifty percent of these options (the "performance options") become exercisable if the Company's stock price reaches specified targets as of the end of each fiscal year from 1995 through 1999. At December 31, 1995, 60% of these performance options became exercisable as a result of a 69% increase in the stock price from grant date. The balance of these options vest at the rate of 25% annually on each of the anniversary dates from the grant date.

(3) The Company uses a variation of the Black-Scholes option pricing model to establish grant date present value for the purposes of the above table. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value as estimated by the Black-Scholes model. The specific assumptions used in valuing the stock options were as follows:

       -Volatility of 31.2% representing the annual variance in the daily percentage change in the price of the Company's common stock over the six month period prior to the date of grant.

       -Risk free rate of return of 7.56% representing the average six-year treasury rate.

       -Expected term of the options granted of six years representing the average term of the options exercised in 1992 through 1995.

    The following table sets forth information concerning the exercise of stock options during the last fiscal year and unexercised options and stock appreciation rights ("SARs") held as of the end of the fiscal year for the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                         OPTIONS/SARS                 OPTIONS/SARS
                                                    AT FISCAL YEAR END (1)      AT FISCAL YEAR END (1)(2)
                    SHARES ACQUIRED      VALUE    --------------------------  -----------------------------
      NAME            ON EXERCISE      REALIZED   EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------  -------------------  ---------  -----------  -------------  --------------  -------------
R. Matricaria             --           $  --        1,031,623        9,000    $   20,689,767   $   157,500
E. Sivertson              --              --           88,725       36,900    $    1,954,501   $   771,250
J. Berdusco               --              --           45,150       35,850    $      979,125   $   702,249
T. Shepherd               --              --           11,025       29,475    $      203,719   $   548,157
S. Wilson                 --              --           64,350       22,275    $    1,420,322   $   424,687

------------------------
(1) The Company has no stock appreciation rights (SARs) outstanding.

(2) Values were calculated using a price of $43.00 per share, the closing sale price of the Company's common stock as reported by the NASDAQ National Market System on December 29, 1995.

    STOCK PERFORMANCE. The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with the Standard and Poor's (S&P) 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the use of the S&P Medical Products and Supplies Index as its peer group index. The table below compares the cumulative total return as of the beginning of each of the Company's last five fiscal years assuming $100 was invested as of December 31, 1990 in the common stock of the Company, the S&P Medical Products and Supplies Index and the S&P 500 Stock Index, assuming the reinvestment of all dividends. The Indexes are weighted based on market capitalization at the time of each reported data point. The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities and Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH
                             (DIVIDENDS REINVESTED)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       SHAREHOLDER RETURN PERFORMANCE GRAPH
              (DIVIDENDS REINVESTED)
                                                                S&P MEDICAL
                                                    ST. JUDE    PRODUCTS AND    S&P 500
           MEDICAL, INC. SUPPLIES INDEX               INDEX
1990                                                   $100.0          $100.0      $100.0
1991                                                   $160.9          $163.1      $130.0
1992                                                   $122.6          $139.7      $139.7
1993                                                    $78.5          $106.6      $153.5
1994                                                   $118.7          $126.1      $155.5
1995                                                   $192.6          $212.6      $213.2

    EMPLOYMENT, TERMINATION AND CHANGE-IN-CONTROL AGREEMENTS. In April 1993, the Board approved an employment agreement for Mr. Matricaria through December 31, 1997. Pursuant to the terms of the agreement, Mr. Matricaria receives a minimum annual base salary of $400,000 and customary fringe benefits, including an opportunity to earn a bonus. If Mr. Matricaria's employment is terminated prior to December 31, 1997, for any reason other than "good cause," he will receive monthly payments based on his then existing base salary and bonuses for the previous two years, except that any such monthly payment will not be made past December 31, 1997. "Good cause" means acting in bad faith or dishonesty, violating any law of any domestic or international government to which the Company is bound, or performing duties with gross negligence. The Company and Mr. Matricaria entered into a Supplemental Executive Retirement Agreement pursuant to which the Company established a $2.5 million funded trust for Mr. Matricaria in which he becomes fully vested on October 1, 1996. This trust was established to replace the value of the pension benefit Mr. Matricaria would have received had he remained with his previous employer through that date.

    Pursuant to Board of Directors approval, the Company has entered into employment agreements with thirteen of its officers, including the named executive officers. In the event of any "change in control" as defined in the agreements and for a period of three years thereafter, if an officer's employment is terminated (i) by the Company for reasons other than death, retirement, disability or "cause," or (ii) by the officer for "good reason," then the Company shall pay a severance payment equal to two times the prior twelve months' compensation if the officer's employment with the Company has exceeded three years and one times the prior twelve months' compensation if such employment was less than three years, except in the case of Mr. Matricaria, who immediately qualified for a severance payment equal to twice his prior twelve months' compensation. "Cause" means conviction by a court of competent authority for felony criminal conduct. "Good reason" means substantial and material reduction of principal duties, responsibilities and reporting obligations or a reduction in annual compensation. In general, a change in control occurs when there has been any change in the controlling persons reported in the Company's proxy statements, when 40% or more of the Company's outstanding voting stock is acquired by any person, or when current members of the Board of Directors or their successors elected or nominated by such members cease to be a majority of the Board of Directors. If a change of control had occurred at the end of 1995, the following named executive officers would have received the payments indicated pursuant to their employment agreements: Mr. Matricaria, $1,930,546, Mr. Sivertson, $770,980, Mr. Berdusco, $273,927, Mr. Shepherd, $218,843 and Mr. Wilson, $522,232.

    INDEMNIFICATION AGREEMENTS.   The Company has  entered into  indemnification
agreements with each of its directors and officers which provide for indemnification against certain costs incurred by each director and officer made or threatened to be made a party to a proceeding because of his or her official capacity as a director or officer. The indemnification agreements, together with the Company's Bylaws, provide for indemnification to the fullest extent permitted by Minnesota law.

    DIRECTOR COMPENSATION. Each non-employee director receives a retainer of $2,500 per month plus $1,000 for each Board meeting attended. Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business. Payments to Mr. Garrett are charged to legal fees invoiced by the law firm of Lindquist & Vennum P.L.L.P. to the Company.

    Under  the 1991  Stock Plan  (the "1991  Plan"), each  person who  is not an employee of the Company and who is elected, re-elected or serving an unexpired term as a director at any annual or special meeting of shareholders shall, as of the date of such election or re-election, automatically receive an option to purchase 3,000 shares of common stock at an option price of not less than 100% of the fair market value of the Company's common stock on such date. All such options are designated as non-qualified stock options with ten-year terms. The maximum number of shares as to which the 1991 Plan options may be granted to any non-employee director shall be 45,000 shares. Each of the options granted under the 1991 Plan is exercisable by the optionee after the six month anniversary date of the option grant. At the 1995 annual meeting of shareholders, each non-employee director at that time was granted an option to purchase 3,000 (4,500 shares post-split) shares at $44.00 ($29.33 post-split) per share.

    The Company's retirement plan for each non-employee director provides for the payment of an annual benefit equal to the average of the annual retainer paid to the director during his or her service as a director with a minimum annual benefit of $24,000. The retirement benefit, which is payable to directors who have served five years or more, will commence at the later of the time of retirement or when the director becomes 60 years old. In the event of any change of control as defined in the plan, directors become immediately vested in the plan whether or not they have completed five years of service. The retirement benefit is payable over a number of years equal to the director's years of service as a member of the Board of Directors. For purposes of the payment term, years of service after January 1, 1988 are counted as full years and years of service prior to that time are counted as one-half a year.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the compensation program for the Company's executive officers including the named executive officers. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the executive compensation programs. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the Board of Directors.

    The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

    Annually the Committee evaluates the Company's executive compensation programs in relation to the programs offered by other medical products and supplies companies. This analysis ensures the

Committee has sufficient comparative data with respect to overall compensation levels. There were eighteen medical products and supplies companies included in the most recent analysis. Certain of these companies are included in the S&P Medical Products and Supplies group which is used for the purpose of comparing shareholder returns in the shareholder return performance graph. Some of the companies included in the S&P Medical Products and Supplies group do not participate in the compensation survey. The Committee's objective is to attract and retain talented individuals by targeting total executive compensation at the 60th percentile of the market, defined as the previously referenced eighteen medical products and supplies peer group companies.

    In recognition of Code Section 162(m) of the Internal Revenue Code (the "IRC"), which limits the deductibility of certain executive compensation to $1 million per year, the Committee will, to the extent programs can be excluded from the $1 million limit and to the extent no pre-existing, contractual obligations exist, take the necessary action to secure full tax deductibility under the IRC.

COMPENSATION PHILOSOPHY

    The Company's recent growth and diversification activities together with worldwide health care reform and increased competitive pressures present significant challenges to the Company's management. The Committee believes that, if the Company is to continue its success, its executive compensation program must have the flexibility to attract and retain the highest quality employees available worldwide. Further, the executive compensation program must provide incentives which will reward key managers for aggressively pursuing the actions necessary to improve the Company's performance and enhance long-term shareholder value.

    The Company's executive compensation program is based upon a pay-for-performance philosophy. There are three components to the Company's executive compensation program: base salary, an annual cash incentive bonus payment and long-term stock based incentives. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

    BASE SALARY. An executive's base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at the peer group companies referenced above. Additionally, the Committee sets base salaries for executive officers based on the executive's contribution to the Company's success through operational improvements and strategic initiatives. Factors considered in determining base salary are not assigned pre-determined relative weights. Based on the survey information available from the eighteen medical products and supplies peer group companies, the executive officers' salary levels are currently estimated to be at the 50th percentile. The Company has a non-qualified deferred compensation plan for certain highly compensated employees. This plan provides for employees to defer base salary and annual incentive payments and for the Company to supplementally contribute amounts to restore benefits lost due to legal limits on qualified retirement plan contributions.

    ANNUAL INCENTIVES. Payments under the Company's annual cash incentive plan, the Management Incentive Compensation Plan (the "Plan"), are based on the Company's level of achievement of annual earnings per share targets, divisional profitability targets and individual objectives, all as established under the Company's annual operating plan. There is a pre-assigned relative weighting ascribed to each of these factors. Payments under the Plan are based on one or a combination of these factors.

    Executive officers are eligible for normal annual cash incentive payments ranging from 40% to 50% of base salary, except for the Chief Executive Officer who is eligible for a normal incentive payment of up to 100% of base salary. The payments can increase by up to 50% of the normal payments based on performance above targeted levels and decrease substantially if actual results fail to meet targeted levels. For fiscal year 1995, the performance of the Company exceeded targeted profitability levels and; therefore, the Committee approved annual incentive awards that were slightly above the normal levels referenced above.

    Mr. Matricaria's annual incentive award was based on the Company's performance in achieving its 1995 earnings per share target. For fiscal 1995, Mr. Matricaria received an award of 105% of base salary based upon the Company's overachievement of its earnings per share target.

    LONG-TERM INCENTIVES. The Company's overall long-term compensation philosophy is that long-term incentives should be directly related to the creation of shareholder value, thus providing a strong link between management and shareholders. In support of this philosophy, the Company has awarded to its executive officers stock options and to a limited extent, restricted stock.

    STOCK OPTION AWARDS. Stock options encourage and reward executive officers for creating shareholder value as measured by stock price appreciation. Stock options have been awarded at an exercise price equal to the fair market value of the stock on the date of grant and therefore, only have value if the price of the Company's stock appreciates in value from the date the stock options are granted. The executive officers and shareholders benefit equally from such stock price appreciation.

    Stock options are awarded annually consistent with the Company's objective to provide (i) a long-term equity interest in the Company, and (ii) an
opportunity   for  a  greater  financial  reward  if  long-term  performance  is sustained. To encourage a longer-term perspective, the options cannot be exercised immediately. Generally options become exercisable over a four-year period. The number of options granted to each executive officer falls within a pre-determined range, set and approved annually by the Committee. Individual grant size is dependent upon the Company's future business plans and the executive officer's ability to positively impact those plans, the executive officer's position and level of responsibility within the Company, and an evaluation of the executive officer's performance. No pre-assigned relative weight is ascribed to any of these factors. Stock options may be granted which may become exercisable at accelerated rates if certain performance measures are met. If the performance measures are not met, the options typically vest at expiration of the term of the option, generally ten years subsequent to the date of grant. See "1995 Performance Stock Option Program" below.

    Stock ownership guidelines were established in 1995. These guidelines set forth stock ownership targets which management and board members are expected to achieve. Targeted stock ownership levels range from one to three times base salary for employees or retainer for Board members. Increased insider ownership will further align management and Board interests with shareholder interests.

    RESTRICTED STOCK AWARDS. Restricted stock awards have been utilized as an incentive to enhance the Company's financial performance. In addition, the Committee believes restricted shares provide an immediate and direct link to shareholder interests. The timing and number of shares granted is based on the Company's future business plans and the executive's ability to positively impact those plans. Restricted stock awards may be made subject to meeting certain performance measures and generally vest over a four-year period. However, accelerated vesting may be available based on the achievement of performance measures.

    1995 PERFORMANCE STOCK OPTION PROGRAM. In January 1995, the Board approved a performance stock option program under which management has the opportunity to accelerate vesting of stock options by achieving predetermined, aggressive annual stock price appreciation targets. The purpose of this program is to motivate management to significantly increase shareholder value through successful execution of the Company's strategic and operating plans. At December 31, 1995, 60% of the stock options granted under this program vested based on a 69% appreciation in the stock price from the January 1995 grant date. Had the stock price failed to appreciate to at least the preset target level, no accelerated vesting of options would have occurred.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Annually the Committee commissions a study by an independent compensation consulting firm which covers the Company's executive compensation program. The analysis addresses all compensation elements and compares the Company's program to the executive compensation programs of other leading medical products and supplies companies in the peer group noted above. This analysis ensures the Committee has sufficient comparative data with respect to overall compensation levels.

    In determining Mr. Matricaria's compensation, the Committee considered his significant experience and industry knowledge as well as the Company's continued high level of profitability during a time of global industry consolidation and health care reform. In addition, the Committee annually evaluates Mr. Matricaria's leadership and performance. In determining Mr. Matricaria's 1995 compensation, the Committee noted that under his direction the Company achieved its 1994 financial objectives and began implementing a diversification strategy for St. Jude Medical through a number of equity investments and strategic alliances and, more importantly, a major accretive acquisition. The Pacesetter acquisition was a major step to transform St. Jude into a more broadly based global leader in the medical device industry.

    In recognition of the Company's 62% increase in 1995 market valuation following a 50% market valuation increase in 1994, the Committee accelerated vesting of 520,498 time-based stock options which were granted to Mr. Matricaria in 1993, 1994 and 1995. In addition the Committee removed the restrictions on 7,500 shares which were issued in 1993.

                    SUBMITTED BY THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                               KENNETH G. LANGONE
                               WILLIAM R. MILLER

2. PROPOSAL TO APPROVE AN AMENDMENT TO ST. JUDE MEDICAL, INC.'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 250,000,000

    The Articles of Incorporation of the Company, as amended and presently in effect, authorize the issuance of 100,000,000 shares of common stock, $ .10 par value per share, and 25,000,000 shares of preferred stock, $1.00 par value per share. As of December 31, 1995 , there were 69,991,700 shares of common stock outstanding and 30,008,300 shares of common stock were authorized but unissued. Of the unissued shares, 9,037,633 shares were reserved for issuance pursuant to the Company's various stock plans, approximately 10,000,000 shares were committed as consideration for the proposed acquisition of Daig Corporation, and approximately 149,000 shares were committed as consideration for the acquisition of The Heart Valve Company, a previously 50% owned joint venture with Hancock Jaffe Laboratories , leaving a balance of approximately 10,800,000 authorized, unissued, unreserved and uncommitted shares of common stock.

    The Board of Directors recommends that the authorized number of shares of common stock be increased from 100,000,000 to 250,000,000 both at par value of $.10 per share. If approved, Article VII of the Company's Articles of Incorporation, as amended, will be amended to increase the authorized shares of common stock of the Company to 250,000,000. No change in the authorized preferred stock is being proposed.

    The Board of Directors believe that the increase in the number of authorized shares will provide greater flexibility for the Board to declare stock dividends or stock splits; use stock for future acquisitions; raise equity capital; adopt additional employee benefit plans or increase the shares available under existing plans or to use the additional shares for other general corporate purposes.

    The proposed shares of common stock for which authorization is sought would be part of the existing class of such stock and would have no effect upon the terms of the common stock or the rights of the holders of such stock. If this proposed amendment is adopted, the additional authorized shares of common stock will be available for issuance from time to time at the discretion of the Board of Directors without further action by the shareholders, although use of such shares for certain employee benefit plans or other transactions may require shareholder approval. The proposed additional authorized shares of common stock would have the same rights and privileges as the shares of common stock presently outstanding. Shareholders of the Company's common stock do not have preemptive rights to purchase additional shares of common stock.

REQUIRED VOTE:

    The affirmative vote of the holders of a majority of the shares of the Company's common stock represented and entitled to vote at the Annual Meeting is required to approve the amendment to the Articles of Incorporation.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING
               RESOLUTIONS THAT WILL BE PRESENTED AT THE MEETING

    RESOLVED, that the first sentence of Article VII of the corporation's Articles of Incorporation be replaced with the following: "The authorized capital stock of this corporation shall be Two Hundred Fifty Million (250,000,000) shares of common stock of par value of Ten Cents ($.10) per share (the "Common Stock") and Twenty-Five Million (25,000,000) shares of preferred stock of the par value of One dollar ($1.00) per share (the "Preferred Stock")."

    RESOLVED FURTHER, that the officers of the corporation, acting individually, are each authorized to execute such documents and certificates and to take such action as may be necessary to give effect to the previous resolution.

3.  RATIFICATION OF RE-APPOINTMENT OF INDEPENDENT AUDITORS

    The accounting firm of Ernst & Young LLP has been the Company's auditing firm since its inception. Ernst & Young LLP has been re-appointed by the Board of Directors as the Company's auditing firm for the current year. Although shareholder approval is not required, the Board of Directors requests shareholder ratification of Ernst & Young LLP's re-appointment. In the event the appointment of Ernst & Young LLP should not be ratified by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

    A representative from Ernst & Young LLP will be available at the Annual Meeting of Shareholders to answer any appropriate questions.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            RATIFICATION OF THE RE-APPOINTMENT OF ERNST & YOUNG LLP

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ending December 31, 1996 is expected to be held on or about May 1, 1997, and proxy materials in connection with that meeting are expected to be mailed on or about March 31, 1997. Except as indicated below, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 1, 1996.

    The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company; and (ii) the nomination by shareholders of candidates for election as directors.

    PROPERLY BROUGHT BUSINESS. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Article I of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

    SHAREHOLDER NOMINATIONS. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Article II of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

    COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT. Section 16(a) of the Exchange Act requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's common stock, and the Company is required to identify any of those persons who fail to file such reports on a timely basis. All such 1995 filings were filed on a timely basis.

                                    GENERAL

    All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted "FOR" the election of the Board of Director's nominees for directors and "FOR" proposals 2 and 3.

    The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

    All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile or by mail.

    The Annual Report of the Company for the year ended December 31, 1995 is enclosed herewith. Shareholders may receive without charge a copy of the Company's Form 10-K Annual Report, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to:
Investor Relations, St. Jude Medical, Inc., One Lillehei Plaza, St. Paul, Minnesota 55117.

                                          By Order of the Board of Directors
                                          Kevin T. O'Malley
                                          ASSISTANT SECRETARY

March 27, 1996

                             ST. JUDE MEDICAL, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 9, 1996

    The undersigned hereby appoints Ronald A. Matricaria, Stephen L. Wilson and Kevin T. O'Malley or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of St. Jude Medical, Inc., to be held May 9, 1996, at 9:30 a.m. at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1)  ELECTION OF DIRECTORS  / /  FOR all nominees listed below             / /  WITHHOLD AUTHORITY
                                (EXCEPT AS MARKED TO THE CONTRARY BELOW)       TO VOTE FOR ALL NOMINEES LISTED BELOW
                                Thomas H. Garrett III  Roger G. Stoll  Paul J. Chiapparone
      (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE
                                                     PROVIDED BELOW.)
     ----------------------------------------------------------------------------------------------------------------
(2)  PROPOSAL TO APPROVE AN AMENDMENT TO ST. JUDE MEDICAL, INC.'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
     AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 250,000,000.
                      / /  FOR                       / /  AGAINST                       / /  ABSTAIN
(3)  PROPOSAL TO RATIFY THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE CORPORATION
                      / /  FOR                       / /  AGAINST                       / /  ABSTAIN
(4)  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
     MEETING.

                          (CONTINUED ON REVERSE SIDE)

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2), AND (3) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" THE NOMINEES LISTED ABOVE AND PROPOSALS (2) AND (3) IF THERE IS NO SPECIFICATION.

    PLEASE DATE AND SIGN exactly as your name(s) appears below indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

                                             Dated                        , 1996
                                             -----------------------------------

                                             -----------------------------------
                                                  Signature of Shareholder

                                             -----------------------------------
                                                  Signature of Shareholder